SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

RAE SYSTEMS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.001 per share, of RAE Systems Inc.

(2)	Aggregate number of securities to which transaction applies:

46,119,207 shares of Common Stock outstanding and owned by stockholders other than treasury shares and other than shares owned by the parties identified on Exhibit D to the Merger Agreement attached as Annex A to this proxy statement, and further described in this proxy statement, and includes the anticipated issuance of 3,385,030 shares of Common Stock pursuant to options granted under RAE Systems’ 2007 Equity Incentive Plan, 2002 Stock Option Plan and 1993 Stock Plan prior to the closing of the transaction with exercise prices at or below $1.88 that are eligible to be cashed out in the merger.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The transaction value (the “Aggregate Consideration”) was determined by adding (A) the product of 46,119,207 shares of Common Stock that are proposed to be acquired in the merger multiplied by the merger consideration of $1.88 per share, plus (B) the product of 3,385,030 outstanding options to purchase shares of Common Stock multiplied by the difference between $1.88 and the exercise price of such outstanding options. The filing fee, calculated in accordance with Section 14(g) of Exchange Act, was determined by multiplying $0.0001161 by the Aggregate Consideration.

(4)	Proposed maximum aggregate value of transaction:

$89,186,115

(5)	Total fee paid:

$10,354.51

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

$9,613.15

(2)	Form, Schedule or Registration Statement No.:

Preliminary Proxy Statement on Schedule 14A (file No. 001-31783)

(3)	Filing Party:

RAE Systems Inc.

(4)	Date Filed:

February 1, 2011

RAE SYSTEMS INC.
3775 North First Street
San Jose, California 95134
(408) 952-8200
May 12, 2011
Dear Stockholder:
In March 2011, RAE Systems Inc. (the “Company”) mailed to you a Proxy Statement dated March 9, 2011, (the “Proxy Statement”) in connection with the solicitation of proxies for use at the special meeting of stockholders (the “Special Meeting”) that was originally scheduled to be held on April 7, 2011 to allow stockholders to vote on our proposed merger with Ray Holding Corporation (“Purchaser”), pursuant to which Purchaser had agreed to pay $1.75 in cash, without interest, for each share of our common stock owned by you. The purpose of this letter is to:
•	inform you that on April 3, 2011, we amended the merger agreement with Purchaser to increase the price to be paid to $1.88 in cash, without interest, for each share of our common stock owned by you;
•	inform you that we have rescheduled the Special Meeting for May 26, 2011 and established a new record date of May 9, 2011; and
•	describe important developments in our strategic process.
We enclose a copy of a third supplement (the “Third Supplement”) to the Proxy Statement. The Third Supplement should be read in conjunction with the Proxy Statement. To the extent that information in the Third Supplement differs from or updates information contained in the Proxy Statement, you should rely on the information contained in the Third Supplement, which is more current. If you need another copy of the Proxy Statement, please call our proxy solicitation agent, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500. Also enclosed is an updated proxy card, which reflects the May 9, 2011 record date and the May 26, 2011 meeting date. If you have previously submitted a proxy card and do not wish to change or withdraw your vote, no action need be taken. If you would like to change your vote, you may do so by executing and delivering the enclosed proxy card.
This Supplement is being mailed on or about May 12, 2011 to holders of Shares as of the close of business on May 9, 2011 who are entitled to notice of and to vote at the Special Meeting.
Your vote is very important, regardless of the number of Shares you own. All of our stockholders are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend the Special Meeting, however, please complete, sign, date and return your proxy card in the enclosed envelope or vote over the Internet or by telephone as instructed in these materials. If you have Internet access, we encourage you to record your vote via the Internet using the Internet proxy instructions printed on your proxy card. It is important that your shares be represented and voted at the Special Meeting. If you attend the Special Meeting, you may vote in person as you wish, even though you have previously returned your proxy card or appointed a proxy over the Internet or by telephone. If you have any questions or need assistance voting your shares, please call MacKenzie Partners, Inc., which is assisting us in the solicitation of proxies, toll-free at (800) 322-2885 or call collect at (212) 929-5500.
On behalf of our Special Committee and board of directors, I thank you for your support and urge you to vote “FOR” the adoption of the Merger Agreement.

Sincerely yours, Susan Wang Chairperson of the Special Committee

RAE SYSTEMS INC.
THIRD SUPPLEMENT TO PROXY STATEMENT
FOR THE
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2011
RAE Systems Inc. (the “Company”) provides the following information to supplement and amend its Proxy Statement, dated March 9, 2011, (the “Proxy Statement”), furnished to stockholders in connection with the solicitation of proxies for use at the Special Meeting of Stockholders to be held on May 26, 2011. This Third Supplement should be read in conjunction with the Proxy Statement. To the extent that information in this Third Supplement differs from or updates information contained in the Proxy Statement, you should rely on the information contained in this Third Supplement, which is more current. If you need another copy of the Proxy Statement, please call our proxy solicitation agent, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500.
AMENDMENT OF MERGER AGREEMENT
On April 3, 2011, the Company entered into an amendment to the Agreement and Plan of Merger dated as of January 18, 2011, (the “Merger Agreement”) with Ray Holding Corporation (“Purchaser”) and Ray Merger Sub Corporation (“Merger Sub”), a wholly-owned subsidiary of Purchaser. Purchaser and Merger Sub are each affiliates of Vector Capital IV, L.P. and Vector Capital III, L.P. (collectively, “Vector”). Pursuant to the Amendment, the Purchaser has increased the price per share to be paid to the Company’s unaffiliated stockholders from $1.75 per share to $1.88 per share, without interest. In addition, the termination fee payable upon termination of the Merger Agreement under specified circumstances was increased from $3.71 million to $4.01 million (reduced by any expense reimbursement paid or payable under the Merger Agreement). Pursuant to an amendment to the Guarantee Agreement among Vector Capital IV, L.P., Vector Capital III, L.P. and the Company, the cap on Vector’s obligation to guarantee the obligations of Purchaser and Merger Sub to pay the cash merger consideration was increased from $82,850,000 to $89,280,000. All descriptions in the Proxy Statement of the cash consideration to be paid under the Merger Agreement, the termination fee and the cap on Vector’s guarantee obligation, are hereby revised to refer to the amounts set forth in this paragraph.
NEW RECORD DATE AND MEETING DATE
Time, Date and Place. The Special Meeting has been rescheduled to 10:00 a.m., local time, May 26, 2011, at the offices of Fenwick & West LLP, at 801 California Street, Mountain View, California 94041. At the Special Meeting, stockholders of the Company will consider and vote upon the proposal to adopt the Merger Agreement and, if necessary, to vote to adjourn the Special Meeting for the purpose of soliciting additional proxies to vote in favor of adoption of the Merger Agreement.
Record Date. The Special Committee of the Company’s board of directors has established May 9, 2011 as the record date for the rescheduled Special Meeting. Accordingly, you will be entitled to vote at the Special Meeting if you owned shares of RAE Systems common stock at the close of business on May 9, 2011. You will have one vote at the Special Meeting for each share of RAE Systems common stock you owned at the close of business on the record date. There are approximately 59,512,064 shares of RAE Systems common stock outstanding on the record date and entitled to be voted at the Special Meeting.
An updated proxy card is enclosed with this Supplement, reflecting the May 9, 2011 record date and the May 26, 2011 meeting date. If you have previously submitted a proxy card and do not wish to change or withdraw your vote, no action need be taken. If you would like to change your vote, you may do so by executing and delivering the enclosed proxy card.
UPDATE TO “SPECIAL FACTORS — BACKGROUND OF THE MERGER” SECTION OF PROXY STATEMENT
The section entitled “Special Factors — Background of the Merger” beginning on page 12 of the Proxy Statement describes the background of the merger up to March 9, 2011, the date of the Proxy Statement. The discussion below describes certain events following the dates of the Proxy Statement (including events that have previously been disclosed in the First Supplement to the Proxy Statement and the Second Supplement to the Proxy Statement, which we have filed with the Securities and Exchange Commission (the “SEC”)).
On March 10, 2011, we received a letter from Rudy II Acquisition Corp., an affiliate of Battery Ventures and the other private equity firm that participated in the February 2, 2011 proposal, setting forth a proposal for an acquisition of all of our outstanding common stock for a price of $1.90 per share. The letter stated that the proposal would provide the same form of consideration — cash — to all of our stockholders. The letter reiterated the description of the March 2, 2011 call between Mr. Chen and a representative of Battery Ventures that Battery Ventures had verbally provided the chairperson of our Special Committee and a representative of Fenwick & West on March 3, 2011 as described in the Proxy Statement. The letter then stated that in view of Mr. Chen’s position as stated on that call, and his prior statement that, as reported in the letter, he was not interested in receiving a higher price for his shares, Battery Ventures and the other private equity firm proposed a structure in which we would issue to Rudy II Acquisition Corp. a new special voting preferred stock that would allow it to cast a number of votes in favor of its transaction and related matters equal to the number of shares held by Mr. Chen, Peter Hsi and their affiliates, and affiliates of Vector Capital and which would be redeemable for nominal consideration if the proposed merger agreement is terminated in accordance with its terms. The letter was accompanied by a proposed form of merger agreement and guarantee agreements under which the purchase price would be guaranteed by Battery Ventures and the other private equity firm, and a proposed form of document establishing the terms of this preferred stock. Finally, the letter stated that because of the threats Battery Ventures had stated that it had received from Mr. Chen, Battery Ventures and the other private equity firm would expect that we could complete a pending sale of our Fushun joint venture before they would enter into a merger agreement with us, and that if this could not be accomplished, they would be willing to work with the Special Committee to find a structural or other solution that would allow them to become more comfortable that any threatened actions would not come to fruition. Similarly, the letter stated that they understood that we anticipated executing an agreement to sell a building in Beijing owned by our RAE KLH joint venture. Any such agreement will require the consent of Vector Capital under the Merger Agreement, and representatives of Vector Capital have advised us that Vector Capital may not be inclined to give such consent under the current circumstances. The letter stated that Battery Ventures had specific concerns regarding these matters because, as stated by Battery Ventures, one of the means by which Mr. Chen had threatened, on the March 2, 2011 call described in the Proxy Statement, to harm the business if Battery prevailed with its offer would be to act to ensure that these transactions did not occur.

Finally, the letter stated that Battery Ventures and the other private equity firm intended to evaluate governmental licenses and permits in China for material business risk.
The Special Committee met on March 10, 2011, together with representatives of Fenwick & West, Morris Nichols and UBS to review this proposal. Representatives of Fenwick & West described the fiduciary duties of the members of the Special Committee with regards to this new proposal. Following discussion, and after consultation with representatives of Fenwick & West and UBS, the Special Committee determined that this proposal met the criteria set forth in the Merger Agreement to permit us to continue to provide information to, and negotiate with, Battery Ventures and the other private equity firm in response to this proposal. In addition, the Special Committee determined that it would be appropriate for us to continue to move forward on the actions required in connection with the merger, in view of the certainty of the terms of the merger and our obligations under the Merger Agreement. The Special Committee also directed us to provide any additional information requested by Battery Ventures and the other private equity firm, to explore the permissibility of the proposed preferred stock issuance under Delaware law, and to determine whether the issuance of this preferred stock would result in the delisting of our common stock from the NYSE Alternext US exchange. On March 11 and 15, 2011, we provided Battery Ventures and its counsel with additional information, and representatives of Fenwick & West and Morris Nichols had calls with representatives of Battery Ventures’ counsel at Cooley, Bingham and Richards Layton & Finger during which Battery Ventures’ counsel described the basis for their position that the preferred stock issuance was permissible under Delaware law and our counsel asked questions regarding their position and their analysis.
The Special Committee met on March 19, 2011, together with representatives of Fenwick & West, Morris Nichols and UBS to further discuss the March 10 Battery Ventures proposal described in the First Supplement and possible responses to that proposal. Representatives of Fenwick & West described the fiduciary duties of the members of the Special Committee with regards to this new proposal and possible responses. The Special Committee then discussed, with input from representatives of Fenwick & West, Morris Nichols and UBS, a possible alternative structure that might be employed in a transaction with Battery Ventures that might involve less uncertainty under Delaware law. This alternative structure involved a proposed issuance to Battery Ventures of an option to acquire 19.9% of our common stock concurrently with execution of a merger agreement. RAE Systems would be entitled, upon any termination of the merger agreement, to repurchase the shares issued on exercise of this option, and Battery Ventures would similarly be entitled to resell the shares to us on any such termination. The Committee and the representatives of Fenwick & West and Morris Nichols considered whether such a structure would involve less uncertainty under Delaware law than the preferred stock structure proposed by Battery Ventures, and discussed the possible terms of this structure, including the manner in which the shares of common stock proposed to be sold to Battery Ventures would be voted. Following discussion, and after consultation with representatives of Fenwick & West and UBS, the Special Committee noted that this proposal would still involve uncertainty under Delaware law, but that the level of uncertainty could be less than that presented by the Battery Ventures proposal. Accordingly, the Special Committee directed the representatives of Fenwick & West and UBS to discuss this structure with Battery Ventures. In addition, the Special Committee directed the representatives of Fenwick & West and UBS to seek to increase the price proposed by Battery Ventures.
Following this meeting, on March 19, 2011, a representative of Fenwick & West spoke with a representative of Cooley and conveyed the Special Committee’s concern with the structure proposed by Battery Ventures, discussed this alternative structure, and indicated that an increase in the proposed per share price would assist in overcoming the risk that the Special Committee perceived even with this alternative structure. On March 20, 2011, a representative of UBS and a representative of Fenwick &

West spoke with a representative of Battery Ventures and a representative of Cooley and further discussed these matters, including the request for an increase in the price per share. In addition, these parties discussed the manner in which the shares of common stock proposed to be sold to Battery Ventures would be voted. Following these discussions, representatives of Battery Ventures and Cooley continued with their due diligence review of the matters described in the March 10, 2011 letter described above.
In addition, in order to address certain risks that Battery Ventures perceived from Mr. Chen to its acquisition of the Company, Battery Ventures requested that Mr. Chen execute a series of documents facilitating the sale of the Fushun joint venture, without any further involvement of Mr. Chen, and affirming, among other things, that he would take any actions requested of him by our board of directors in his capacity as an officer, director and shareholder of our China subsidiary RAE Asia and the Fushun joint venture. On March 31, 2011, Mr. Chen executed these documents.
On April 2, 2011, the Special Committee received a definitive, binding offer from Battery Ventures (through its affiliate Rudy II Acquisition Corp.) to acquire all of our outstanding capital stock for $1.90 per share in cash. The offer did not include any rollover of equity by Mr. Chen or Mr. Hsi, and included a requirement that we issue to Rudy II Acquisition Corp an option to acquire 19.9% of our common stock. As proposed, the common stock issued under the option would be subject to a put and call arrangement that would provide for the sale of the shares back to us if the merger agreement with the affiliate of Battery was terminated.
Subsequently on April 2, 2011, Vector Capital offered to increase its purchase price to $1.87 per share, and to correspondingly increase its breakup fee payable under the Merger Agreement to $3,980,000.
The Special Committee met on the morning of April 3, 2011, together with representatives of Fenwick & West and Morris Nichols, to evaluate these offers. The representatives of Fenwick & West and Morris Nichols advised the Special Committee regarding the terms of the proposed 19.9% option and the validity of this option under Delaware law, and noted that there was some uncertainty regarding the validity of such an option. In addition, a representative of Fenwick & West discussed the fiduciary duties of the members of Special Committee in evaluating these offers. The Special Committee directed Ms. Wang and the representatives of Fenwick & West to respond to both Vector Capital and Battery Ventures to seek to increase the values proposed by each, and to request that Battery Ventures consider certain changes to the terms of its 19.9% option, including a provision for voting in proportion to the voting stockholders other than the Rollover Holders. In addition, our engagement letter with UBS had expired, by its terms, on March 19, 2011. The Special Committee approved an amendment to our engagement letter with UBS extending the term of their engagement to May 31, 2011, and providing for payment to UBS of a retainer fee of $100,000 on execution of the amendment, and a monthly fee of $100,000 payable first on April 30, 2011, and then on the 19th day of each month thereafter (in addition to the fees already provided for in the engagement letter), and we executed this amendment on April 3, 2011.
Following this meeting, representatives of Fenwick & West and Ms. Wang had discussions with representatives of Cooley and Battery Ventures, and with representatives of Shearman & Sterling and Vector Capital, in which Ms. Wang and the representative of Fenwick & West sought to obtain increases in the per share prices offered by Battery Ventures and Vector Capital. Following these discussions, Vector Capital responded with two alternatives. One alternative offered $1.87 per share with a breakup fee of $3.71 million. The other alternative provided for a price of $1.88 per share and a breakup fee of $4.01 million. Other than the increase in price and breakup fee, the Vector Capital offer did not change the terms of the Merger Agreement.

The Special Committee met again in the afternoon of April 3, 2011, together with representatives of Fenwick & West, Morris Nichols and UBS, to evaluate the Battery Ventures offer and the improved Vector Capital offer. At this meeting, representatives of Fenwick & West and Morris Nichols again discussed the uncertainties involved with the 19.9% option included in the Battery Ventures offer, and the fiduciary duties of the Special Committee members. The Special Committee decided that in view of the uncertainty of the validity of the 19.9% option (which uncertainty presented some risk that the transaction might not receive stockholder approval, in view of the stated intention of the Rollover Holders to vote against a transaction with Battery Ventures), and the delay that would be involved in the Battery Ventures transaction, which would require the preparation, filing, potential SEC review, and distribution of a new proxy statement, the Battery Ventures offer was not superior to the Vector Capital proposal. The Special Committee then compared the two options proposed by Vector Capital, and determined that the $1.88 offer with a $4.01 million breakup fee was more favorable to our stockholders than the $1.87 offer with a $3.71 million breakup fee. Accordingly, the Special Committee approved the execution of the amendment to the Merger Agreement with Purchaser, which we then executed on April 3, 2011.
On April 13, 2011, Rudy II Acquisition Corp. (the affiliate of Battery Ventures and the other private equity firm that participated in the February 2, 2011 proposal) delivered a letter to the Special Committee and our board of directors expressing its continued interest in pursuing a transaction, and on April 21, 2011, we received a new letter from Rudy II Acquisition Corp., setting forth a proposal for an acquisition of all of our outstanding common stock for a price of $2.00 per share in cash. This proposal, like the April 2 proposal, included a proposed grant by us of option to acquire a number of newly issued shares of our common stock equal to 19.9% of our outstanding common stock.
In the course of telephonic discussions between April 15 and 19, 2011, outside counsel for the Company was asked by the SEC whether RAE China had adopted a sales program whereby customers are awarded points based on the level of their purchases of RAE products and are then eligible to redeem those points at year-end for gifts such as iPads or cameras, and whether such a program complies with the Foreign Corrupt Practices Act (“FCPA”). We do not believe that any RAE China personnel have been engaging in such a practice. We are conducting a review in response to the SEC’s inquiry, and intend to provide our conclusions to the SEC and Department of Justice.
The Special Committee and our board of directors (other than Mr. Chen and Dr. Hsi) met on April 21, 2011, together with representatives of UBS, Fenwick & West and Morris Nichols, to discuss the SEC’s recent FCPA question and the new Battery Ventures proposal. Representatives of Fenwick & West described the discussions with the SEC regarding the FCPA issue, the new proposal from Rudy II Acquisition Corp. and the fiduciary duties of the members of the Special Committee. Following discussion, and after consultation with representatives of Fenwick & West and UBS, the Special Committee determined that this new proposal met the criteria set forth in the Merger Agreement to permit us to continue to provide information to, and negotiate with, Battery Ventures and the other private equity firm in response to this proposal.
Following this meeting, we provided due diligence information to Rudy II Acquisition Corp. In particular, we provided representatives of Cooley with information regarding the new FCPA question from the SEC and the results of our investigation into this matter. The offer from Rudy II Acquisition Corp. expired by its terms on April 25, 2011, and on April 25, 2011, Rudy II Acquisition Corp. advised us of its continued interest in pursuing a transaction at $2.00 per share and that, subject to its satisfactory due diligence review of the FCPA issue, it anticipated that it would be in a position to re-submit a definitive offer on or before April 29, 2011. Battery Ventures has continued its due diligence, and representatives of Cooley have continued their review of the FCPA issue.

On May 4, 2011, a representative of Shearman & Sterling advised us that Vector Capital’s view was that scheduling the Special Meeting of stockholders to vote on the merger and the Merger Agreement for any time after the week of May 23, 2011 would be in violation of our obligations under the Merger Agreement to convene the Special Meeting as promptly as practicable.
As of the date of this Third Supplement, we do not have a definitive offer from Rudy II Acquisition Corp. that we may accept, and there can be no assurances that any discussions we may have with Rudy II Acquisition Corp. or its representatives will lead to a superior proposal that we will be able to accept. Neither our Special Committee nor our board of directors has approved, adopted or recommended an acquisition proposal from Battery Ventures and the other private equity firm or declared it superior to the Merger Agreement and the merger. Moreover, our Special Committee and board of directors have not withdrawn, qualified, or modified in any respect their recommendation that our stockholders adopt the Merger Agreement.
UPDATE TO “SPECIAL FACTORS — REASONS FOR THE MERGER OF RAE SYSTEMS AND RECOMMENDATION OF THE BOARD OF DIRECTORS” SECTION OF THE PROXY STATEMENT
The Special Committee believes, as of the date of this Third Supplement, that the merger and the Merger Agreement are procedurally and substantively fair to, and in the best interests of, RAE Systems’ unaffiliated stockholders. This conclusion is based on consideration of the factors described in the Proxy Statement, as well as the following:
•	the proposals made by Rudy II Acquisition Corp.;
•	the $1.88 per share merger consideration represents a premium of approximately (i) 80.8% to the $1.04 per share closing price of our common stock on September 17, 2010, the last full trading day prior to the public announcement of the proposed Battery Merger, (ii) 17.5% to the $1.60 per share merger consideration proposed in the Battery Merger, (iii) 13.3% to the $1.66 per share closing price of our common stock on January 14, 2011, the last full trading day prior to the public announcement of the Merger and (iv) 0.5% to the $1.87 per share closing price of our common stock on May 11, 2011, the last full trading day prior to the date of this Third Supplement;
•	the fact that the $1.88 per share merger consideration represents a premium of approximately 17.5% to the $1.60 per share merger consideration proposed in the Battery Merger. In view of this premium, the Special Committee did not obtain an updated opinion from UBS with respect to the fairness of the consideration, as the Special Committee did not believe that an updated opinion was necessary in order to conclude that the $1.88 per share transaction was superior to the $1.60 per share transaction;
•	the increase in the price per share payable to our stockholders (other than the Rollover Holders) as a result of the amendment to the Merger Agreement on April 3, 2011;
•	the current state of our business;
•	the significant challenges that we would face if we were to remain an independent company at this time, including the significant expenses we have incurred in connection with the merger and the effect of those expenses on our liquidity, and the fact that we have been focused on our strategic process rather than on implementing a stand-alone strategy over the past year; and
•	the absence of any definitive offer, either from Rudy II Acquisition Corp. or any other party, that is available to us as of the date of this Third Supplement, other than the Merger Agreement.
UPDATE TO “SPECIAL FACTORS — POSITION OF THE PURCHASER GROUP AS TO THE FAIRNESS OF THE MERGER” SECTION OF THE PROXY STATEMENT
The Purchaser Group reaffirms, as of the date of this Third Supplement, the disclosure set forth in the Proxy Statement under the caption “Position of the Purchaser Group as to the Fairness of the Merger,” and believes, as of the date of this Third Supplement, that the terms and conditions of the merger are substantively and procedurally fair to RAE Systems’ unaffiliated stockholders. This conclusion is based on consideration of the factors described in the Proxy Statement, as well as the following:
•	the fact that, although the Purchaser Group is not entitled to rely on it, the Special Committee received an opinion from the Special Committee’s independent financial advisor, UBS, to the effect that, as of the date of the opinion and subject to various assumptions, qualifications, limitations and other matters set forth therein, the $1.60 per share merger consideration to be received by the stockholders (other than the Rollover Holders) in the proposed merger pursuant to the Battery Merger Agreement was fair to such stockholders from a financial point of view; and the fact that the $1.88 per share merger consideration represents a premium of approximately 17.5% to the $1.60 per share merger consideration proposed in the Battery Merger;
•	the fact that the $1.88 per share merger consideration represents a premium of approximately (i) 80.8% to the $1.04 per share closing price of our common stock on September 17, 2010, the last full trading day prior to the public announcement of the proposed Battery Merger, (ii) 17.5% to the $1.60 per share merger consideration proposed in the Battery Merger, (iii) 13.3% to the $1.66 per share closing price of our common stock on January 14, 2011, the last full trading day prior to the public announcement of the Merger and (iv) 0.5% to the $1.87 per share closing price of our common stock on May 11, 2011, the last full trading day prior to the date of this Third Supplement; and
•	the fact that RAE Systems’ board of directors or the Special Committee, in the exercise of its fiduciary duties in accordance with the Merger Agreement, can terminate the Merger Agreement following receipt of a bona fide written superior offer in the manner provided in the Merger Agreement, subject to specified conditions, including the payment of a $4,010,000 termination fee.

UPDATE TO “SPECIAL FACTORS — PURPOSE AND REASONS OF THE ROLLOVER HOLDERS FOR THE MERGER AND POSITION OF THE ROLLOVER HOLDERS AS TO THE FAIRNESS OF THE MERGER” SECTION OF THE PROXY STATEMENT
The Rollover Holders reaffirm, as of the date of this Third Supplement, the disclosure set forth in the Proxy Statement under the caption “Position of the Rollover Holders as to the Fairness of the Merger,” and believes, as of the date of this Third Supplement, that the terms and conditions of the merger are substantively and procedurally fair to RAE Systems’ unaffiliated stockholders. This conclusion is based on consideration of the factors described in the Proxy Statement, as well as the following:
•	the fact that, although the Rollover Holders are not entitled to rely on it, the Special Committee received an opinion from the Special Committee’s independent financial advisor, UBS, to the effect that, as of the date of the opinion and subject to various assumptions, qualifications, limitations and other matters set forth therein, the $1.60 per share merger consideration to be received by the stockholders (other than the Rollover Holders) in the proposed merger pursuant to the Battery Merger Agreement was fair to such stockholders from a financial point of view; and the fact that the $1.88 per share merger consideration represents a premium of approximately 17.5% to the $1.60 per share merger consideration proposed in the Battery Merger;
•	the fact that the $1.88 per share merger consideration represents a premium of approximately (i) 80.8% to the $1.04 per share closing price of our common stock on September 17, 2010, the last full trading day prior to the public announcement of the proposed Battery Merger, (ii) 17.5% to the $1.60 per share merger consideration proposed in the Battery Merger, (iii) 13.3% to the $1.66 per share closing price of our common stock on January 14, 2011, the last full trading day prior to the public announcement of the Merger and (iv) 0.5% to the $1.87 per share closing price of our common stock on May 11, 2011, the last full trading day prior to the date of this Third Supplement;
•	the fact that RAE Systems’ board of directors or the Special Committee, in the exercise of its fiduciary duties in accordance with the Merger Agreement, can terminate the Merger Agreement following receipt of a bona fide written superior offer in the manner provided in the Merger Agreement, subject to specified conditions, including the payment of a $4,010,000 termination fee;
•	the fact that the Merger Agreement executed on January 18, 2011, with Vector permitted the RAE Systems’ board of directors or the Special Committee, in the exercise of its fiduciary duties in accordance with the Merger Agreement, to enter into discussions with Battery Ventures with respect to its Acquisition Proposal, which resulted in the definitive, binding offer from Battery Venture on April 2, 2011, to acquire all of our outstanding capital stock for $1.90 per share in cash, and the proposal delivered on April 13, 2011 to acquire all of our outstanding capital stock for $2.00 per share in cash; and
•	the fact that the Mr. Chen executed a series of documents facilitating the sale of the Fushun joint venture, and affirming, among other things, that he would take any actions reasonably requested of him by our board of directors in his capacity as an officer, director and shareholder of our China subsidiary RAE Asia and the Fushun joint venture, in order to eliminate the risk that Battery Ventures perceived from Mr. Chen to its acquisition of the Company, which resulted in the definitive, binding offer from Battery Venture on April 2, 2011, to acquire all of our outstanding capital stock for $1.90 per share in cash, and the proposal delivered on April 13, 2011 to acquire all of our outstanding capital stock for $2.00 per share in cash.
UPDATE TO “SPECIAL FACTORS — ESTIMATED FEES AND EXPENSES” SECTION OF THE PROXY STATEMENT
The section of the Proxy Statement entitled “Special Factors — Estimated Fees and Expenses” beginning on page 48 of the Proxy Statement is updated to replace that section in its entirety with the following:
Except as set forth below, RAE Systems will not pay any fees or commissions to any broker, dealer or other person in connection with the merger. If the Merger Agreement is terminated under certain circumstances described under “The Merger Agreement — Termination of the Merger Agreement,” RAE Systems has agreed to pay Purchaser a termination fee in the amount of $4,010,000 (less any expenses reimbursement paid or payable under the Merger Agreement).
The following is an estimate of fees and expenses to be incurred by RAE Systems in connection with the merger:

Expense Description	Fee
Termination fee paid to Battery Ventures	$3,390,000
Legal (excludes litigation fees)	1,886,000
Financial Advisors	4,001,000
Printing	10,000
SEC Filing Fees	11,000
Accounting	201,000
Proxy Solicitation	15,000
Special Committee Fees	59,500
Miscellaneous	19,000
Processing and Mailing	30,000
Total	$9,640,000
On September 18, 2010, RAE Systems approved the payment for an additional $500,000 that the terms of UBS’ engagement had provided was payable at the discretion of RAE Systems (which discretionary fee RAE Systems has agreed in the Merger Agreement not to pay during the period beginning on the date of the Merger Agreement and ending at the effective time of the merger). The amount set forth in this table does not include this discretionary fee. In addition, on April 3, 2011, we amended our engagement letter with UBS to extend the term of their engagement to May 31, 2011, and provide for payment to UBS of a retainer fee of $100,000 on execution of the amendment, and a monthly fee of $100,000 payable first on April 30, 2011, and then on the 19th day of each month thereafter (in addition to the fees already provided for in the engagement letter), and the amount in this table includes such fees through May 26, 2011.
The estimated fees and expenses listed above do not include expenses incurred by Purchaser or Merger Sub that will be borne by the surviving corporation. None of the costs and expenses described above or to be borne by the surviving corporation will reduce the $1.88 per share merger consideration payable to our stockholders (other than the Rollover Holders with respect to the Rollover Shares).
RAE Systems has not retained UBS to provide any services, in the past or the future, other than those services described in this proxy statement with respect to the merger.
UPDATE TO “SPECIAL FACTORS — CERTAIN EFFECTS OF THE MERGER” SECTION OF THE PROXY STATEMENT
The section of the Proxy Statement entitled “Special Factors — Certain Effects of the Merger” beginning on page 49 of the Proxy Statement is updated to replace that section in its entirety with the following:
If the merger is consummated, Merger Sub will be merged with and into RAE Systems, with RAE Systems continuing as the surviving corporation and a wholly owned subsidiary of Purchaser.
Upon the consummation of the merger, each share of RAE Systems common stock issued and outstanding immediately prior to the effective time of the merger (other than the Rollover Shares and any Appraisal Shares) will be converted into the right to receive $1.88 in cash, without interest. Upon the consummation of the merger, each stock option to acquire RAE Systems common stock outstanding at the effective time of the merger, whether or not then vested or exercisable, will be accelerated and canceled. In consideration of such cancellation, RAE Systems will pay to the holder of each such canceled stock option, as soon as practicable after the effective time, a cash payment equal to the excess, if any, of $1.88 over the per share exercise price of such stock option.
Pursuant to the terms of the Merger Agreement, RAE Systems’ 2007 Equity Incentive Plan, 2002 Stock Option Plan and 1993 Stock Plan shall terminate immediately prior to the effective time of the merger.
As of the date of this proxy statement, the Rollover Holders, collectively, own approximately 18,255,441 shares of our common stock (excluding any options held by the Rollover Holders). These shares are worth approximately $34.3 million at $1.88 per share. The shares owned by the Rollover Holders represent approximately 31% of the total number of shares of our common stock outstanding as of May 9, 2011.
In connection with the merger, the Rollover Holders have agreed to contribute to Purchaser, immediately prior to the effective time of the merger, 13,392,857 Rollover Shares, which will be valued at $1.88 per share, and in exchange for the Rollover Shares, the Rollover Holders will receive equity in Purchaser valued at approximately $25.2 million, in the aggregate, in the same class of stock, and at the same valuation, as Vector Capital’s cash investment. The remaining 4,862,584 shares of our common stock owned by the Rollover Holders will be cashed out in the merger at $1.88 per share (or a total of approximately $9.1 million). Accordingly, immediately following the effective time of the merger, the

Rollover Holders will receive combined equity and cash in the total value of approximately $34.3 million, the same value as their shares of our common stock prior to the merger (valued at $1.88 per share).
Purchaser intends to raise approximately $30 million in debt (although it has not entered into any agreement with respect to debt financing at this time and Purchaser would fund the merger consideration solely with equity financing and RAE Systems’ available cash if it does not enter into any such agreement prior to the merger). Assuming the full amount is borrowed in connection with the merger and is used to purchase common stock, then the post-closing equity value of Purchaser after the merger will be approximately $90.55 million (determined based on the pre-merger equity value of our common stock and options and transaction expenses reduced by the amount of the debt incurred by Purchaser in connection with the merger (net of our expected costs at closing)) and the enterprise value will be approximately $103.47 million. Based on the above assumptions, to fund a portion of the merger consideration, Vector and PSIL have agreed to invest approximately $56.7 million and approximately $8.7 million, respectively, in cash in Purchaser in the form of an equity contribution (consisting of a combination of preferred stock and common stock). The Rollover Holders’ contribution and Vector’s investment in Purchaser will be made at the same valuation. As a result, immediately after the merger, (i) the Rollover Holders would hold equity in Purchaser valued at approximately $25.2 million (or approximately 27.8% of the total equity value of approximately $90.55 million), (ii) Vector Capital would hold equity in Purchaser valued at $56.7 million (or approximately 62.6% of the total equity value of $90.55 million), and (iii) PSIL would hold equity in Purchaser valued at approximately $8.7 million (or approximately 9.58% of the total equity value of $90.55 million). The remainder of the capitalization of Purchaser would consist of $30 million in debt, which will not exist prior to the closing of the merger, and which would be arranged by Vector. To the extent debt financing is not available, or additional equity financing is otherwise required at closing, Vector Capital and PSIL have committed to increase their respective equity investment amounts (without cap), but in a manner such that PSIL’s percentage ownership of the initial equity of Purchaser will remain constant at 9.58%.
It is anticipated that, after the closing of the merger, Purchaser will authorize and reserve an equity pool representing approximately 10% of the then-outstanding common stock of Purchaser. Of this common stock equity pool, Mr. Chen and Dr. Hsi will have the right to acquire restricted common stock pursuant to a customary restricted stock purchase agreement representing 1% and 1.5%, respectively, of the outstanding common stock of Purchaser on customary terms and conditions, including vesting. The common stock equity pool will otherwise dilute the ownership of the Rollover Holders and Vector on a pro rata basis.
A primary benefit of the merger to RAE Systems’ stockholders will be the right of such stockholders to receive a cash payment of $1.88, without interest, for each share of RAE Systems common stock held by such stockholders as described above. Additionally, such stockholders will avoid the risk of any possible decrease in the future earnings, growth or value of RAE Systems following the merger. The primary detriments of the merger to such stockholders include the lack of an interest of such stockholders in the potential future earnings or growth of RAE Systems. Additionally, the receipt of cash in exchange for shares of RAE Systems common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes.
The primary benefits of the merger to Purchaser, Vector Capital and the Rollover Holders include their right to all of the potential future earnings and growth of RAE Systems, which, if RAE Systems successfully executes its business strategies, could exceed the value of their original investment in RAE Systems. Additionally, immediately following the merger, RAE Systems will be a private company directly owned by Purchaser and the Rollover Holders and as such will be relieved of the burdens imposed on companies with publicly traded equity, including the pressure to meet analyst forecasts and the requirements and restrictions on trading that RAE Systems’ directors, officers and beneficial owners of more than 10% of the shares of RAE Systems common stock currently face as a result of the provisions of Section 16 of the Exchange Act.
The primary detriments of the merger to Purchaser, Vector Capital and the Rollover Holders include the fact that all of the risk of any possible decrease in the earnings, growth or value of RAE Systems following the merger will be borne by Purchaser and the Rollover Holders. Additionally, the shares of Purchaser will be illiquid, with no public trading market for such securities.
RAE Systems common stock is currently registered under the Exchange Act and is quoted on NYSE Alternext US under the symbol “RAE.” If the merger is completed, RAE Systems common stock will be delisted from NYSE Alternext US and will be deregistered under the Exchange Act.
UPDATE TO “SPECIAL FACTORS — INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER” SECTION OF THE PROXY STATEMENT
The section of the Proxy Statement entitled “Special Factors — Interests of our Directors and Executive Officers in the Merger” beginning on page 50 of the Proxy Statement is updated to replace that section in its entirety with the following:
In considering the recommendation of the Special Committee and RAE Systems’ board of directors with respect to the merger, you should be aware that some of RAE Systems’ directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The Special Committee and RAE Systems’ board of directors were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the merger.
Treatment of Stock Options
As of the record date, there were approximately 2,229,961 shares of our common stock subject to stock options granted under our equity incentive plans to our current executive officers and directors. The vesting of each unvested stock option to acquire RAE Systems common stock outstanding at the effective time of the merger will be accelerated, so that each stock option to acquire RAE Systems common stock will be fully vested and exercisable. Each such stock option will then be cancelled in the merger, and in consideration of such cancellation, RAE Systems will pay to the holder of each such canceled stock option, as soon as practicable after the effective time, a cash payment equal to the excess (if any) of $1.88 over the per share exercise price of such stock option.

The following table reflects the total cash consideration expected to be received by each of our directors and executive officers in connection with the merger, including the consideration that each of them will receive pursuant to the Merger Agreement in connection with the cancellation of their options:

		Cash Merger
		Consideration to be	Realizable Value of	Realizable Value of
Name of		Received for RAE	Vested Options as a	All Options at the	Compensation of
Director and/or		Systems Common	Result of the	Closing of the	Members of Special	Total Cash
Executive Officer	Position	Stock	Merger(1)	Merger(2)	Committee	Consideration
Robert I. Chen(3)	President, Chief Executive Officer and Chair of the Board	$9,141,658	$78,358	$162,400		$9,304,058
Randall K. Gausman(4)	Vice President and Chief Financial Officer	$9,400	$117,188	$207,000		$216,400
Peter C. Hsi(3)	Chief Technology Officer and Director	—	$39,062	$69,000		$69,000
Ming–Ching Tang	Executive Vice President Operations	—	$60,624	$114,000		$114,000
Fei–Zhou Shen	Vice President Corporate Development and Fushun Business Operations	$44,588	$156,734	$186,672		$231,260
Ryan Watson	Vice President Americas Sales	$8,492	$56,562	$93,000		$101,492
Dr. Keh–Shew Lu	Director	$507,600	$43,124	$90,000	$14,000	$611,600
Susan Wang	Director	—	$64,688	$135,000	$31,000	$166,000
Dr. Lyle D. Feisel	Director	$135,262	$109,100	$109,100		$244,362
Sigrun Hjelmqvist	Director	$37,600	$35,000	$48,000		$85,600
James W. Power	Director	$75,200	$27,729	$121,000	$14,500	$210,700
Total:		$9,959,800	$788,169	$1,335,172	$59,500	$11,354,472

(1)	This column includes stock options with exercise prices of less than $1.88 per share as of April 30, 2011 and that were vested on that date.

(2)	This column includes all stock options with exercise prices of less than $1.88 per share as of April 30, 2011. All outstanding stock options will accelerate and vest in full as a result of the merger.

(3)	If the merger is completed, the 13,392,857 Rollover Shares registered under the name of Chen Revocable Trust DTD 5/8/2001 and Hsi Family Trust, which are beneficially owned by Robert I. Chen and Peter C. Hsi, respectively, will be valued at $1.88 per share and exchanged for a combination of preferred stock and common stock in Purchaser valued at approximately $25 million in the aggregate (“Value of Rollover Shares”). Total Cash Consideration does not include the Value of Rollover Shares.

(4)	See the description of the severance agreement and bonus described below in “Special Factors — Interests of Our Directors and Executive Offices in the Merger — Severance Agreement.”

Severance Agreement
In connection with the merger, and in order to provide Mr. Gausman with an incentive to continue his employment with us, we entered into a Change of Control Severance Agreement, dated September 19, 2010, with Mr. Gausman pursuant to which Mr. Gausman will receive a lump sum severance payment equal to 12 months of his base salary and reimbursement of COBRA premiums for up to 12 months, upon his termination of employment without “cause,” or for “good reason,” following the merger. In addition, upon the consummation of the merger, Mr. Gausman will receive a bonus equal to $62,500 (three months of base salary).
Positions with the Surviving Corporation
It is anticipated that two representatives of Vector Capital will be the initial officers of the surviving corporation.
Indemnification of Directors and Officers; Insurance
The Merger Agreement provides that the surviving corporation will continue our indemnification obligations with respect to our directors and officers and that Purchaser will provide, or cause the surviving corporation to provide, for a period of not less than six years after the consummation of the merger, our officers and directors with an insurance and indemnification policy, in an amount not in excess of $300,000, that provides coverage for events occurring at or prior to the consummation of the merger that is no less favorable than the existing policy of RAE Systems.
Compensation of Members of the Special Committee
The members of the Special Committee received an aggregate of $59,500 in connection with the performance of their duties as members of the Special Committee equal to $500 per meeting for each member other than Ms. Wang, who served as the chairperson of the Special Committee, and $1,000 per meeting for the chairperson). James W. Power received an aggregate of $14,500 in connection with his services as a member of the Special Committee. Dr. Keh-Shew Lu received an aggregate of $14,000 in connection with his services as a member of the Special Committee, and Susan Wang received an aggregate of $31,000 in connection with her services as a member, and chairperson, of the Special Committee.
Transactions with the Rollover Holders
In connection with the merger, the Rollover Holders will contribute, immediately prior to the effect time of the merger, 13,392,857 Rollover Shares to Purchaser. The Rollover Shares will be valued at $1.88 per share, and in exchange for the Rollover Shares, the Rollover Holders will receive equity in Purchaser valued at approximately $25.2 million, in the aggregate, in the same classes of stock, and at the same valuation, as Vector Capital’s cash investment. The remaining 4,862,584 shares of our common stock owned by the Rollover Holders will be cashed out in the merger at $1.88 per share (or a total of approximately $9.1 million). Accordingly, immediately following the effective time of the merger, the Rollover Holders will receive combined equity and cash in the total value of approximately $34.3 million, the same value as their shares of our common stock prior to the merger (valued at $1.88 per share).

Cash Consideration Received by Rollover Holders in Connection with the Transaction

	Cash Merger
	Consideration to be
	Received for RAE	Realizable Value
	Systems Common	of All Options at the
Name of Rollover Holders	Stock	Closing of Merger	Total Cash Consideration
Chen Revocable Trust DTD 5/8/2001	$9,141,658		$9,141,658
Robert I. Chen	—	$162,400	$162,400
Hsi Family Trust	—	—	—
Peter C. Hsi	—	$69,000	$69,000
Lien Q. Chen	—		—
Total	$9,141,658	$231,400	$9,373,058
Vector intends to raise approximately $30 million in debt. Assuming the full amount is borrowed in connection with the merger and is used to purchase common stock, then the post-closing equity value of Purchaser after the merger will be approximately $90.55 million (determined based on the pre-merger equity value of our common stock and options and transaction expenses reduced by the amount of the debt incurred by Purchaser in connection with the merger (net of our expected costs at closing)) and the enterprise value will be approximately $103.47 million. Based on the above assumptions, to fund a portion of the merger consideration, Vector and PSIL have agreed to invest approximately $56.7 million and approximately $8.7 million, respectively, in cash in Purchaser in the form of an equity contribution (consisting of a combination of preferred stock and common stock). The Rollover Holders’ contribution and Vector’s investment in Purchaser will be made at the same valuation. As a result, immediately after the merger, (i) the Rollover Holders would hold equity in Purchaser valued at approximately $25.2 million (or approximately 27.8% of the total equity value of approximately $90.55 million), (ii) Vector Capital would hold equity in Purchaser valued at $56.7 million (or approximately 62.6% of the total equity value of $90.55 million), and (iii) PSIL would hold equity in Purchaser valued at approximately $8.7 million (or approximately 9.58% of the total equity value of $90.55 million). The remainder of the capitalization of Purchaser would consist of $30 million in debt, which will not exist prior to the closing of the merger, and which would be arranged by Vector.
It is anticipated that, after the closing of the merger, Purchaser will authorize and reserve an equity pool representing approximately 10% of the then-outstanding common stock of Purchaser. Of this common stock equity pool, Mr. Chen and Dr. Hsi will have the right to acquire restricted common stock pursuant to a customary restricted stock purchase agreement representing 1% and 1.5%, respectively, of the outstanding common stock of Purchaser on customary terms and conditions, including vesting. The common stock equity pool will otherwise dilute the ownership of the Rollover Holders and Vector on a pro rata basis.
The Rollover Holders have also entered into a stockholders agreement with Purchaser and Vector Capital, which will govern the rights and obligations of Vector Capital and the Rollover Holders as holders of equity in Purchaser following completion of the merger. Pursuant to the stockholders agreement, immediately following the merger, the board of directors of Purchaser will initially consist of five members, three of which initially will be designated by Vector Capital and two of which initially will be designated by the Rollover Holders. The stockholders agreement also sets forth certain requirements regarding the voting of the equity of Purchaser and certain restrictions on transfers of the equity of Purchaser and provides the Rollover Holders with certain information rights, preemptive rights, a guaranteed return on their rollover investment in certain circumstances and the right to effect a sale of the equity of Purchaser in the event Mr. Chen’s or Dr. Hsi’s (as applicable) employment with RAE Systems is terminated without cause after the merger. Pursuant to a registration rights agreement, the Rollover Holders will also be entitled to registration rights with respect to the registration under the Securities Act of 1933, as amended, of the equity of Purchaser they will own following the merger. Purchaser has agreed, contingent upon the closing of the merger, to reimburse the Rollover Holders for a portion of the expenses incurred by them in connection with the negotiation of the final terms with respect to the Rollover Shares and post-closing governance of the Purchaser and the employment agreements.
Mr. Chen, Dr. Hsi and Ms. Lien Q. Chen (Mr. Chen’s spouse) (collectively, the “executives”) have also entered into employment agreements with Purchaser, which will be effective as of the effective time of the merger and will govern their respective employment arrangements with RAE Systems after the effective time of the merger. Each employment agreement provides that the executive’s employment relationship with RAE Systems will be “at-will” and terminable by either the executive or RAE Systems with or without “cause.” Each employment agreement provides for an initial base salary for the executives, in the following amounts (i) $350,000 for Mr. Chen, (ii) $200,000 for Dr. Hsi, and (iii) $125,000 for Ms. Chen, which amounts are consistent with each executive’s current base salary. In addition, each executive will be eligible to receive an annual bonus, determined in the discretion of RAE Systems’ board of directors. The employment agreements provide that the executives are entitled (to the extent eligible) to participate on the same basis as similarly situated employees in RAE Systems’ benefit plans in effect from time to time during his or her employment. In addition, Mr. Chen and Dr. Hsi are each entitled to an annual automobile allowance in the amount of $16,000 and reimbursement (to the extent not otherwise covered by insurance) for an annual physical examination.
The employment agreements with Mr. Chen and Dr. Hsi further provide that such executives will be issued a restricted stock award for a number of shares of Purchaser’s common stock equal to (i) in the case of Mr. Chen, 1% of Purchaser’s then outstanding shares of common stock and (ii) in the case of Dr. Hsi, 1.5% of Purchasers’ then outstanding shares of common stock (determined, in each case, after giving effect to the merger and after giving effect to the equity pool reserve described elsewhere in this proxy statement), in each case subject to customary vesting schedules.
If any executive’s employment is terminated by RAE Systems without “cause” or by the executive for “good reason,” then (i) RAE Systems shall pay to such executive: (1) his or her then current monthly base salary plus (2) an amount equal to one-twelfth of his or her 100% on target annual bonus each month for a period of twelve (12) months (or, in the case of Mr. Chen, eighteen (18) months), less applicable withholdings and deductions, (ii) in the case of Mr. Chen, his restricted stock award will accelerate vesting as to an additional eighteen (18) months of vesting and in the case of Dr. Hsi, his restricted stock award will accelerate vesting as to an additional twelve (12) months of vesting, and (iii) in the case of Mr. Chen, a lump sum payment of $45,000 and in the cases of Dr. Hsi and Ms. Chen, a lump sum payment of $30,000. Provision of the severance payments and benefits is contingent upon the executive executing (and not revoking) a valid general release of claims in favor of RAE Systems and its affiliates within 21 days of termination.
To the extent required to avoid a violation of Section 409A of the Code, any severance payments made to an executive at the time he or she qualifies as a “specified employee” (within the meaning of Section 409A) will be delayed for six months or until the date of the executive’s death (if earlier).
The employment agreements contain restrictive covenants, including a perpetual confidentiality covenant pursuant to which the executives have agreed not to disclose RAE Systems’ confidential information. In addition, the executives have agreed not to compete with RAE Systems and not to solicit its employees, consultants or customers for a period of two (2) years from the effective date of the employment agreement.

As of the date of this Proxy Statement, none of the other executive officers of RAE Systems has entered into any arrangement, agreement or understanding with Vector Capital, Purchaser or their affiliates regarding employment with, or the right to purchase or participate in the equity of, Purchaser or the surviving corporation. As more fully described above, it is anticipated that, after the closing of the merger, Purchaser will authorize and reserve an equity pool representing approximately 10% of the then-outstanding common stock of Purchaser. Of such common stock equity pool, Mr. Chen will have the right to acquire restricted common stock pursuant to a customary restricted stock purchase agreement representing 1% of the outstanding common stock of Purchaser on customary terms and conditions, including vesting. Dr. Hsi will have the right to acquire restricted common stock pursuant to a customary restricted stock purchase agreement representing 1.5% of the outstanding Common stock of Purchaser on customary terms and conditions, including vesting. The common stock equity pool will otherwise dilute the ownership of the Rollover Holders and Vector Capital on a pro rata basis. The terms of the equity plan will be later determined by Purchaser in consultation with our management but Purchaser anticipates that the plan would provide financial equity incentives to management in amounts customary for transactions of this kind.
UPDATE TO “IMPORTANT INFORMATION CONCERNING RAE SYSTEMS” SECTION OF THE PROXY STATEMENT
Selected Historical Financial Data
The section of the Proxy Statement entitled “Important Information Concerning RAE Systems — Selected Historical Financial Data” beginning on page 77 of the Proxy Statement is updated to replace that section in its entirety with the following:
Set forth below is certain selected historical consolidated financial data relating to RAE Systems and our consolidated subsidiaries, which should be read in conjunction with, and is qualified in its entirety by reference to, our historical financial statements, the notes to those statements, Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The selected financial data set forth below as of December 31, 2010 and 2009 and for the fiscal years ended December 31, 2010. 2009 and 2008 have been derived from the audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 which information is incorporated by reference in this proxy statement. The selected financial data set forth below as of December 31, 2008, 2007 and 2006 and for the fiscal years ended December 31, 2007 and 2006 have been derived from our audited consolidated financial statements which information is not incorporated by reference in this proxy statement. More comprehensive financial information is included in our Annual Report on Form 10-K for the year ended December 31, 2010, which are incorporated herein by reference, and other documents filed by us with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained in those documents. See “Where You Can Find More Information.”

No separate financial information is provided for Purchaser because Purchaser is a newly-formed entity formed in connection with the merger and has no independent operations. No pro forma data giving effect to the merger has been provided. We do not believe that such information is material to stockholders in evaluating the proposed merger and Merger Agreement because (i) the proposed merger consideration is all-cash, and (ii) if the merger is completed, our common stock will cease to be publicly-traded.

	Year Ended December 31,
	2006	2007	2008	2009	2010
	(In thousands, except share and per share data)

Operating Data:
Net sales	$67,721	$79,038	$83,045	$74,993	$87,053
Gross profit	$35,523	$36,452	$44,147	$39,578	$52,301
Operating income (loss) from continuing operations	$(2,871)	$(3,574)	$(4,253)	$(3,881)	$6,039
Income (loss) from continuing operations	$(1,418)	$(9,930)	$(5,719)	$(3,257)	$5,273
Basic income (loss) per common share from continuing operations	$(0.03)	$(0.17)	$(0.10)	$(0.06)	$0.09
Diluted income (loss) per common share from continuing operations	$(0.03)	$(0.17)	$(0.10)	$(0.06)	$0.09
Weighted-average common shares:
Basic outstanding shares	58,424,970	58,852,172	59,204,262	59,366,850	59,438,722
Diluted outstanding shares	58,424,970	58,852,172	59,204,262	59,366,850	59,575,225

	December 31,
	2006	2007	2008	2009	2010
	(In thousands)

Balance Sheet Data:
Working capital	$36,641	$40,850	$37,146	$31,676	$31,102
Total assets	$89,753	$85,343	$81,175	$78,874	$72,107
Long-term liabilities	$5,441	$10,442	$8,358	$7,822	$6,399
Total stockholders’ equity	$56,179	$46,356	$43,216	$39,029	$38,575

Ratio of Earnings to Fixed Charges
The section of the Proxy Statement entitled “Important Information Concerning RAE Systems — Selected Historical Financial Data” on page 81 of the Proxy Statement is updated to replace that section in its entirety with the following:
The following presents our ratio of earnings to fixed charges for the fiscal years ended December 31, 2006, 2007, 2008, 2009 and 2010, which should be read in conjunction with our consolidated financial statements, including the notes thereto, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. See “Where You Can Find More Information” on page 89.

	December 31,
	2005	2006	2007	2008	2009	2010
Fixed Charges:
Interest Expense	$180	$249	$697	$397	$390	$185
Capitalized interest	—	—	—	—	—	84
Deemed interest on operating leases	$183	$148	$280	$685	$631	$550
Total Fixed Charges	$363	$397	$977	$1,082	$1,021	$819
Earnings:
Add:
Income (loss) from continuing operations before income taxes	$(1,102)	$(2,106)	$(4,051)	$(5,224)	$(3,948)	$5,743
Fixed Charges	$363	$397	$977	$1,082	$1,021	$819
Deduct:
Capitalized Interest	—	—	—	—	—	(84)
Net loss (income) attributable to the non-controlling interest	62	49	(103)	(148)	3	(42)
Total Earnings:	$(677)	$(1,660)	$(3,177)	$(4,290)	$(2,924)	$6,436
Ratio of Earnings to Fixed Charges	(1.9)	(4.2)	(3.3)	(4.0)	(2.9)	7.9
Deficiency:	$1,040	$2,057	$4,154	$5,372	$3,945	—
The sections of the Proxy Statement entitled “Important Information Concerning RAE Systems — Book Value Per Share” and “—Market Price and Dividend Data” beginning on page 81 of the Proxy Statement is updated to replace those sections in their entirety with the following:
Book Value Per Share
Our net book value per share as of December 31, 2010 was $0.65.
Market Price and Dividend Data
Our common stock traded on the American Stock Exchange (“AMEX”) under the trading symbol “RAE” beginning on August 29, 2003. Effective October 1, 2008, the AMEX was acquired by NYSE Euronext, the holding company created by the combination of NYSE Group, Inc. and Euronext N.V. in April 2007. Since October 1, 2008, our common stock has traded on the NYSE Alternext US (“NYSE-Alt”). The Proxy Statement includes a table setting forth, for the years ending December 31, 2006, 2007, 2008, 2009 and 2010, the high and low sales prices for our common stock as derived from publicly reported AMEX and NYSE-Alt daily trading data. The quotations do not reflect adjustments for retail mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions. During the period from

January 1, 2011 through May 11, 2011, the high sales price for our common stock as reported by the NYSE Alternext US was $1.91 and the low sales price as reported by the NYSE Alternext US was $1.53. The high and low sales prices per share for our common stock as reported by the NYSE Alternext US on May 11, 2011, the latest practicable trading day before the date of this Third Supplement, were $1.88 and $1.86, respectively.
As of May 9, 2011, there were approximately 59,512,064 stockholders of record who held shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.
Purchaser has supplied all information contained in this proxy statement relating to Purchaser and Merger Sub and we have supplied all information relating to RAE Systems.
In some cases, the SEC allows RAE Systems to “incorporate by reference” information that it files with the SEC in other documents into this proxy statement. This means that RAE Systems can disclose important information to you, where permitted, by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. RAE Systems incorporates by reference into this proxy statement the following documents or information that it filed with the SEC under the Exchange Act:
•	Annual Report on Form 10-K, for the year ended December 31, 2010.

•	Current Report on Form 8-K filed with the SEC on January 6, 2011.

•	Current Report on Form 8-K filed with the SEC on January 19, 2011.

•	Current Report on Form 8-K filed with the SEC on March 9, 2011.

•	Current Report on Form 8-K filed with the SEC on April 4, 2011.
RAE Systems undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain copies of documents incorporated by reference by requesting them in writing from MacKenzie Partners, Inc., our proxy solicitation agency toll-free at (800) 322-2885 or call collect at (212) 929-5500, by email at proxy@mackenziepartners.com, by mail at 105 Madison Avenue, New York, New York 10016, or from the SEC as described above.
Because the merger is a “going-private” transaction, RAE Systems, Ray Holding Corporation, Ray Merger Sub Corporation, Vector Capital, and the Rollover Holders have filed with the SEC a Rule 13e-3 Transaction Statement or Schedule 13E-3 under the Exchange Act with respect to the merger. This proxy statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits thereto. Copies of the Schedule 13E-3 and the exhibits thereto (including the financial analysis materials prepared by UBS in connection with its presentation to the Special Committee) are available for inspection and copying at RAE Systems’ principal executive offices during regular business hours by any of our stockholders, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by making a request in writing from MacKenzie Partners, Inc., our proxy solicitation agency toll-free at (800) 322-2885 or call collect at (212) 929-5500, by email at proxy@mackenziepartners.com, by mail at 105 Madison Avenue, New York, New York 10016, or from the SEC as described above.

* * *
You should rely only on the information contained in the Proxy Statement, as supplemented by this Third Supplement. We have not authorized anyone to provide you with information that is different from what is contained in the Proxy Statement, as supplemented by this Third Supplement. This Third Supplement is dated May 12, 2011. You should not assume that the information contained in this Third Supplement is accurate as of any date other than that date. Neither the mailing of this Third Supplement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.
Except as amended by this Third Supplement, all information set forth in the Proxy Statement remains unchanged. Please also note that this Third Supplement does not change the proposals to be acted upon at the Special Meeting, which are described in the Proxy Statement. The Special Meeting is scheduled to take place at the offices of Fenwick & West, at 801 California Street, Mountain View, California 94041, at 10:00 a.m., local time, on May 26, 2011.